EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Nielsen Company 401(k) Savings Plan and The Nielsen Company Savings Plan of Nielsen Holdings N.V. of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedules of Nielsen Holdings N.V. and the effectiveness of internal control over financial reporting of Nielsen Holdings N.V included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

September 21, 2011